UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

March 29, 2008
Date of Report (Date of earliest event reported)
______________________________________________________

WEIS MARKETS, INC.
(Exact name of registrant as specified in its charter)
______________________________________________________

        Pennsylvania                                      1-5039                                                 24-0755415
(State or other jurisdiction                          (Commission                                            (IRS Employer
          of incorporation)                                    File Number)                                         Identification No.)

1000 South Second Street, Sunbury, PA 17801
(Address of principal executive offices) (Zip Code)

(570) 286-4571
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

     On April 25, 2008, the Company released its earnings for the first quarter ended March 29, 2008. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibit.
           99.1 Weis Markets, Inc. April 25, 2008 press release announcing its first quarter 2008 earnings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEIS MARKETS, INC.

Dated: April 28, 2008

By:  /s/ William R. Mills

                                           William R. Mills
Senior Vice President, Treasurer
and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.                                                                              Description

  99.1            Weis Markets, Inc. April 25, 2008 press release announcing its first quarter 2008 earnings.

EXHIBIT 99.1

WEIS MARKETS, INC.	1000 S. 2nd Street
Sunbury, Pennsylvania 17801
Phone 570-286-3636
Fax 570-286-3692
Press Release
Contact: Dennis V. Curtin	FOR IMMEDIATE RELEASE
Phone: (570) 286-3636	April 25, 2008
E-Mail: Dcurtin@weismarkets.com
WEIS MARKETS REPORTS FIRST QUARTER RESULTS

     (Sunbury, PA) - Weis Markets, Inc. (NYSE: WMK) today reported its first quarter sales increased 4.2% to $595.7 million while its comparable store sales were up 3.9% compared to the same period a year ago.

     For the thirteen-week period ending March 29, 2008, the Company's net income declined to $9.1 million compared to $13.4 million in 2007. Basic and diluted earnings per share totaled $.34 per share compared to $.50 per share in 2007.

     "The first quarter was the perfect retail storm with a combination of factors significantly impacting our gross margins," said Weis Markets, Inc. Chief Executive Officer Norman S. Rich. "We continue to see considerable wholesale food inflation. Food commodity prices are increasing at a faster pace than retail prices paid by our customers. At the same time, due to an uncertain economy and the high cost of gasoline, our customers are more cautious in their spending. In addition, we continue to maintain our aggressive pricing and promotional program throughout our markets."

     The Company said its earnings were also impacted by increases of 35.4% in diesel fuel costs and 18.1% in higher health insurance costs.

     In March, David P. Hepfinger joined the Company as President and Chief Operating Officer. Previously, Mr. Hepfinger was Senior Vice President of Retailing and Administration at Price Chopper, a 116 store supermarket company based in Rotterdam, New York.

     Earlier this week at the Company's Annual Meeting of Shareholders held in Sunbury, PA, Weis Markets' Vice Chairman Jonathan H. Weis said the Company would invest nearly $80 million in its capital expenditure program, a 23.0% increase over expenditures made in 2007. The Company currently has 19 major projects in various stages of completion, including three new stores, two replacement units, nine additions and five remodels.

ABOUT WEIS MARKETS

     Founded in 1912, Weis Markets is a Mid-Atlantic supermarket company. It currently operates 156 stores in five Mid-Atlantic states: Pennsylvania, Maryland, New Jersey, New York and West Virginia.

# # #

     In addition to historical information, this news release may contain forward-looking statements. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures.

     The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof other than through its periodic filings with the Securities and Exchange Commission that are available to the public.

Weis Markets, Inc.
Comparative Summary of Unaudited Sales & Earnings
First Quarter - 2008

	13 Week	13 Week
	Period Ended	Period Ended	Increase
	March 29, 2008	March 31, 2007	(Decrease)
Net Sales	$595,666,000	$571,795,000	4.2%
Income Before Taxes	12,966,000	20,442,000	(36.6%)
Provision for Income Taxes	3,910,000	7,037,000	(44.4%)
Net Income	$9,056,000	$13,405,000	(32.4%)

Weighted-Average
Shares Outstanding	26,968,000	27,003,000	(35,000)
Basic and Diluted
Earnings Per Share	$0.34	$0.50	($0.16)